HEALTHPOINT Acquires Collagenase Topical Business from BioSpecifics Technologies Corp.

(Fort Worth, TX; Lynbrook, NY) --- Healthpoint, Ltd., a DFB Pharmaceuticals Inc. affiliate company and BioSpecifics Technologies Corp. (BSTC.PK), today announced the sale of BioSpecifics’ topical collagenase business. As part of the agreement, HEALTHPOINT’s affiliate will assume ownership and operation of BioSpecifics’ manufacturing facility in Curaçao and certain other assets in Lynbrook, NY owned by BioSpecifics’ affiliate, Advance Biofactures Corporation.

Deal terms involve an upfront cash payment of $8 million to BioSpecifics on signing for the assets, and an additional payment for future services to be provided by Advance Biofactures Corporation. , The deal terms also included the potential for BioSpecifics’ to benefit from an earn out based on sales.

Healthpoint’s affiliate plans to invest $1.5 million in upgrading the newly acquired manufacturing facilities which currently produces Collagenase ABC, an enzyme derived from the fermentation of the bacterium Clostridium histolyticum.

“Healthpoint is delighted to add BioSpecifics Topical Business to our product portfolio,” said Michael Steadman, President of Tissue Management Division, Healthpoint. “This acquisition underscores our commitment to offer our customers a comprehensive line of prescription pharmaceuticals, biologics and technologies that improve treatment and outcomes for healthcare professionals and their patients,” continued Mr. Steadman. “With the acquisition of BioSpecifics’ topical collagenase business, HEALTHPOINT continues to demonstrate its dedication to drug development for the wound care market.”

BioSpecifics President Mr. Thomas Wegman said, “The purchase of the topical collagenase business allows BioSpecifics to focus our efforts on collagenase products for injection and the clinical development of new promising therapeutic indications. Healthpoint is a proven leader in the wound management market and they are in an ideal position to maximize the potential for topical collagenase.”

 About Healthpoint, Ltd.

Since its inception in 1992, HEALTHPOINT has established a U.S. presence in the research, development, and marketing of branded pharmaceuticals, over the counter drugs, and medical devices for tissue management, dermatology, and surgical indications. An aggressive research and development effort has brought HEALTHPOINT’s unique technologies to the market, setting the pace for its highly trained field sales organization of direct sales representatives. HEALTHPOINT, with over 300 employees, is a DFB Pharmaceuticals, Inc. affiliate company. HEALTHPOINT is based in Fort Worth, Texas. Visit HEALTHPOINT’s web site at www.healthpoint.com.

About BioSpecifics Technologies Corp.

BioSpecifics develops collagenase-based products for therapeutic use, which may provide advantages over currently available treatments. BioSpecifics has partnered with Auxilium Pharmaceuticals (Nasdaq: AUXL) to develop and commercialize collagenase for injection in Dupuytren’s disease, Peyronie’s disease, and Frozen Shoulder. Phase 3 clinical trials with collagenase for treatment of Dupuytren’s have been initiated. Peyronie’s disease is in Phase 2 clinical investigations. Auxilium announced that they had exercised the rights to Frozen Shoulder in December 2005 based on positive clinical results in a Phase 2 trial.

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